Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of December 30, 2015, by and among Tarsier Ltd., a Delaware corporation (“Parent”), Tarsier Systems, Ltd, a New York limited liability company (“Buyer”), Demansys Energy, Inc., a Delaware corporation (“Seller”), and Westerman Ball Ederer Miller Zucker & Sharfstein LLP (the “Escrow Agent”).

WHEREAS, Buyer and Seller are party to that certain Asset Purchase Agreement, dated as of the date hereof (the “APA”), pursuant to which Buyer has agreed to purchase and assume from Seller, and Seller has agreed to sell, transfer, assign and convey to Buyer, certain of the assets (the “Purchased Assets”) and liabilities of Seller; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the APA;

WHEREAS, pursuant to the APA, the Purchase Price payable in consideration for the Purchased Assets consists, in part, of 2,500,000 shares of Parent common stock, par value $0.001 per share (the “Parent Common Stock”), which Parent Shares are to be held and released on the terms and subject to the conditions contained in the APA and this Agreement; and

WHEREAS, it is a condition to the Closing of the transactions contemplated by the APA that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ESTABLISHMENT OF ESCROW

1.1	Parent, Buyer and Seller hereby appoint the Escrow Agent to serve as the escrow agent and depositary with respect to the shares of Parent Common Stock payable to Seller in accordance with the terms of the APA. At the Closing, Buyer will deposit or cause to be deposited with the Escrow Agent one or more stock certificates representing such shares of Parent Common Stock (the “Escrow Shares”).

1.2	The Escrow Agent hereby agrees to serve as escrow agent and to hold and release the Escrow Shares, in each case, subject to the terms and conditions set forth in this Agreement.

1.3	Unless and until the Escrow Shares are released to Seller in accordance with the terms of this Agreement, neither Seller nor any of its affiliates or representatives shall have any interest in or to such Escrow Shares except as expressly provided herein. Without limiting the generality of the foregoing, neither Seller nor any of its affiliates or representatives shall have the right to receive any dividends on such Escrow Shares or exercise any voting, preemptive, redemption, or other rights with respect thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING ESCROW SHARES

Parent and Buyer hereby represent and warranty to Seller as follows:

2.1	The number of shares of Parent Common Stock represented by the Escrow Shares shall be adjusted for all stock splits or other recapitalization events involving the capital stock of Parent, as applicable.

2.2	For all purposes hereunder, the term “Escrow Shares” shall include all securities and other property issued or distributed in respect of any Escrow Shares in connection with any merger, consolidation, liquidation, or dissolution of Parent.

2.3	When deposited with the Escrow Agent at Closing and at all times during the term of this Agreement, the Escrow Shares shall be duly authorized, validly issued, fully paid, and non-assessable. All Escrow Shares released to Seller, if any, in accordance with the terms of this Agreement, shall be delivered free and clear of any encumbrance except for any restrictions imposed by applicable securities laws, and shall not be subject to preemptive rights.

ARTICLE III

RELEASE OF ESCROW SHARES

The Escrow Shares shall be released exclusively in accordance with the following provisions:

3.1           The Escrow Agent shall disburse the Escrow Shares or any portion thereof upon receipt of and in accordance with the joint written instructions of Buyer and Seller as may be delivered thereto from time to time (each such letter, a “Joint Instruction Letter”).

3.2           Buyer and Seller shall deliver a Joint Instruction Letter on or before the date that is 60 days following the end of the period commencing on the Closing Date and ending on the two-year anniversary of the Closing Date (the “Contingent Consideration Period”) directing the release of the Escrow Shares:

(a)   to Seller, if the aggregate Grid Daemon Net Revenue actually collected by Buyer during the Contingent Consideration Period exceeds $2,000,000; and

(b)   to Buyer, if the aggregate Grid Daemon Net Revenue actually collected by Buyer during the Contingent Consideration Period is equal to or less than $2,000,000.

As used in this Agreement, “Grid Daemon Net Revenue” means gross revenue actually received by Buyer from customers for or in respect of Buyer’s Grid Daemon software product and services, minus (i) payments required to be made by Buyer to such customers, (ii) commissions paid by Buyer or any of its affiliates, and (iii) revenue share requirements between Buyer and Parent or any other affiliate of Buyer (as determined in good faith on an arms’ length basis and in an amount no greater than a standard channel partner agreement and not additive with any other commissions), in each case, with respect to such Grid Daemon products and services. Notwithstanding the foregoing, Grid Daemon Net Revenue shall not include any revenue received or derived from any customer or project if, in connection with such customer or project, Buyer or any of its affiliates incurs more than $20,000 in software development costs, or costs related to the redesign or adaptation of the Grid Daemon product for commercial use.

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3.3           If Buyer determines that Grid Daemon Net Revenue for the Contingent Consideration Period is less than or equal to $2,000,000, Buyer shall deliver to Seller its calculation thereof together with such supporting materials as Seller may reasonably request. Seller shall have a period of 15 days from its receipt of such calculation to accept such calculation or dispute it, in each case, by delivery of written notice to Buyer. Failure to deliver such notice within such 15-day period shall be deemed to be Seller’s acceptance of Buyer’s calculation. If Seller timely delvers a dispute notice to Buyer, the parties will use their respective commercially reasonable, good faith efforts to resolve such dispute. Any such dispute not resolved by the parties within 30 days following the date of Seller’s dispute notice will be resolved by an accounting firm mutually acceptable to both parties, or in the absence of agreement, by one of the following firms: [___________] or [____________], selected by lot, after eliminating any firm that has provided services to any of Buyer, Seller, or their respective affiliates. Buyer and Seller agree to make all records and documents available as such accounting firm may request. The determination by any accounting firm so selected shall be conclusive and binding upon all parties hereto and their respective affiliates, successors, and assigns. The fees and expenses of any such accountant under this Section 3.3 shall be paid 100% (a) by Seller, if such accountant determines that Grid Daemon Net Revenue for the Contingent Consideration Period is less than or equal to $2,000,000, and (b) by Buyer if such accountant determines that Grid Daemon Net Revenue for the Contingent Consideration Period is greater than $2,000,000.

3.4           From time to time during the term of this Agreement, Buyer may deliver to the Escrow Agent (a) a Joint Instruction Letter, or (b) a written notice together with a copy of a final, non-appealable court order, in each case, setting forth the amount of any indemnity claim payable by Seller to Buyer in accordance with the provisions of Article IX of the APA. The Escrow Agent transfer to Buyer that number of Escrow Shares equal in value to the amount of such indemnity claim, as determined using the average of the closing price of Parent Shares over the ten trading day period ending on the date of such Joint Instruction Letter or written notice, as applicable, or as otherwise specified in such Joint Instruction Letter or court order delivered with such written notice.

3.5           The Escrow Agent shall promptly distribute all or any portion of the Escrow Shares to the appropriate party as specified in a Joint Instruction Letter or court order in accordance with this Agreement. All distributions of the Escrow Shares pursuant to this Article Ill shall be final and binding upon the Seller and the Buyer and shall be without liability to the Escrow Agent.

ARTICLE IV

COMPENSATION; EXPENSES

The Escrow Agent shall not receive a fee for the performance of its duties hereunder, but it shall be reimbursed upon request for, and Buyer and Seller shall be jointly and severally liable for, all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the carrying out of its duties under this Agreement.

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ARTICLE V

EXCULPATION AND INDEMNIFICATION

5.1           The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement, which obligations and duties shall be deemed purely ministerial in nature. No additional obligations and duties of the Escrow Agent shall be inferred or implied from the terms of any other documents or agreements, notwithstanding references herein to other documents or agreements. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow Agent in all respects. The Escrow Agent shall not be subject to, or be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement. The Escrow Agent shall not be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the parties or by a person or persons authorized by the parties. The Escrow Agent specifically allows for receiving direction by electronic transmission from an authorized representative with the following caveat, each party agrees to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, “Losses”) incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent's reliance upon and compliance with instructions or directions given by electronic transmission provided from such party, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person does not constitute gross negligence or willful misconduct.

5.2           The Escrow Shares shall be held in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by the Escrow Agent. The Escrow Agent shall not be liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment or for any damages not directly resulting from its gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages. The Escrow Agent shall not be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be conclusively presumed to have been performed or omitted in good faith by the Escrow Agent.

5.3           In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with the Escrow Shares or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent's discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Seller and Buyer agree on a joint and several basis to pay when applicable. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

5.4           Parent, Buyer and Seller hereby agree, on a joint and several basis when applicable, to indemnify and hold the Escrow Agent, and its partners, directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities. The costs and expenses of enforcing this right of indemnification also shall be paid jointly by Parent and Buyer, and Seller. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent and the termination of this Agreement.

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ARTICLE VI

TERMINATION OF AGREEMENT

This Agreement shall terminate upon written notice signed by Seller and Buyer and such notice shall provide instructions for the final disbursement of the Escrow Shares. Should the parties hereto terminate the Agreement pursuant to this Article VI, it is understood and agreed by each of them that the Escrow Agent shall be entitled (i) to keep any monies paid to it in respect of expenses previously due and owing and (ii) to withhold distribution of the Escrow Shares until it receives payment for any amounts due for expenses that, as of such date, have been previously invoiced and remain unpaid or which are then due and payable.

ARTICLE VII

RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to Seller and Buyer; provided that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Seller and Buyer shall use their best efforts to select a successor escrow agent within thirty (30) days after receiving such notice. If Seller and Buyer fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right at the expense of Seller and Buyer to petition any court of general jurisdiction sitting in Nassau County, New York for the appointment of a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding expenses prior to transferring assets to a successor escrow agent.

ARTICLE VIII

NOTICES

All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by hand delivery (with signed return receipt), (b) the next Business Day if sent by nationally recognized overnight courier or (c) the second following Business Day if sent by registered or certified mail, in any case to the respective addresses as follows:

Notices involving claims or objections to claims must be sent by registered or certified mail or by overnight courier and may not be sent via facsimile.

If to Seller:	Copy to:
Demansys Energy, Inc.
120 Wykeham Rd
Washington, CT 06793
Attn: Jeffrey Lines

If to Buyer:	Copy to:
Tarsier Systems, Ltd	Westerman Ball Ederer Miller Zucker &
475 Park Avenue South	Sharfstein LLP
30th Floor	1201 RXR Plaza
New York, NY 10016	Uniondale, NY 11556
Attn: Isaac H. Sutton	Attn: Alan C. Ederer, Esq.

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If to the Escrow Agent:

Westerman Ball Ederer Miller & Sharfstein LLP
1201 RXR Plaza
Uniondale, NY 11556
Attn: Alan C. Ederer, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1           This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties hereto consent to jurisdiction in the State of New York and venue in any state or Federal court located in the County of Nassau.

9.2           Seller hereby acknowledges that the Escrow Agent represents Buyer and Parent in connection with this Agreement, the APA, and the transactions contemplated hereby and thereby, and may represent Buyer and/or Parent in connection with any claim, dispute, or other matter arising hereunder or thereunder; Seller hereby consents to any such representation and waives any conflict of interest resulting therefrom.

9.3           This Agreement may be amended, modified, and/or supplemented only by an instrument in writing executed by all parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.4           This Agreement may be executed by the parties hereto individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement, signed and transmitted by facsimile machine or pdf file, is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

9.5           The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Any references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and shall not constitute a part of this Agreement.

9.6           As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in New York, New York are authorized or required by law or executive order to be closed.

9.7           This Agreement constitutes a contract solely among the parties by which it has been executed and is enforceable solely by the parties by which it has been executed and no other persons. It is the intention of the parties hereto that this Agreement may not be enforced on a third party beneficiary or any similar basis.

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9.8           The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

9.9           This Agreement and, as between Seller and Buyer, the APA (including the documents referred to herein and therein) constitute the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

9.10           None of the parties to this Agreement may disclose the existence or substance of this Agreement, which shall be considered confidential to the parties hereto, except:

(a)          with the express prior written consent of the other parties, which consent shall not be unreasonably withheld;

(b)          as required by applicable law, the rules of any relevant securities exchange, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party's enforcement of any rights it may have at law or in equity;

(c)          on a “need to know” basis to Persons within or outside such party's organization (including Affiliates of such party), such as attorneys, accountants, bankers, financial advisors, auditors and other consultants of such party and its Affiliates; or

(d)          after such information has become publicly available without breach of this Agreement.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BUYER:

TARSIER SYSTEMS, LTD

By:	/s/ Isaac H. Sutton
Name:
Title:

SELLER:

DEMANSYS ENERGY, INC.

By:	/s/ Jeffrey M. Lines
Name:
Title:

ESCROW AGENT:

westerman ball ederer miller ZUCKEr & sharfstein llp

By:	/s/ Alan C. Ederer
Name:
Title: